Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Registration No. 333-127506) and related Prospectus of Axsys Technologies, Inc. for the registration of 3,450,000 shares of its common stock and to the incorporation by reference therein of our report dated April 2, 2004, with respect to the financial statements of Telic Optics, Inc. for the years ended December 31, 2003 and 2002, included in Axsys Technologies, Inc.’s Current Report on Form 8-K/A dated April 8, 2004, filed with the Securities and Exchange Commission on May 17, 2004.

/s/ Ernst & Young LLP

Hartford, Connecticut
September 2, 2005